Exhibit 10.12

CALIFORNIA DEVELOPMENT INCENTIVE AGREEMENT

This CALIFORNIA DEVELOPMENT INCENTIVE AGREEMENT (this “Agreement”) is entered this 15 day of March, 2004 but effective as of January 1, 2004 (the “Effective Date”), by and among TGI Friday’s Inc. (“Friday’s”), Main St. California, Inc. (the “Franchisee”), and Main Street and Main Incorporated (the “Principal”).

RECITALS

A.                                   Friday’s and Franchisee are parties to a Development Agreement dated March    , 2004 for certain counties in Southern California (the “Development Agreement”) and to the Franchise Agreements for the T.G.I. Friday’s Restaurants located in Southern California (the “Restaurants”) listed on Exhibit A (collectively, and including any Franchise Agreements entered into during the term of this Agreement, the “Franchise Agreements”).  Unique economic circumstances in Southern California have resulted in increased development and operating costs for the Restaurants as compared to restaurants in other areas of the country.

B.                                     The Principal has an ownership interest in or otherwise controls Franchisee, and as such is deemed to be a “Principal” under the applicable Franchise Agreements.

C.                                     Friday’s has agreed to provide Franchisee certain development incentives as specifically described in this Agreement conditioned upon Franchisee’s full and timely compliance with the terms and conditions of this Agreement, the Development Agreement and the Franchise Agreements.

AGREEMENT

NOW, THEREFORE, in consideration of good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by each of the parties hereto, Friday’s, Franchisee and Principal agree as follows:

1.                                       Term.  The term of this Agreement shall be from January 1, 2004 through December 31, 2009 (the “Term”), unless earlier terminated pursuant to the terms hereof.

2.                                       Modification of Royalty Payment Obligation.  Throughout the Term, Franchisee’s obligation to pay Royalty Fees (as that term is defined in the Franchise Agreements) at the Restaurants shall be as stated in the following Royalty Modification Tables.

Royalty Modification Table – Schedule A (2004 only)

Annual Gross Sales for each Restaurant	Royalty Fee
Under $2 million	1.5%
$2.0 - $2.5 million	2.0%
$2.5 - $3.0 million	2.5%
$3.0 - $3.5 million	3.0%
$3.5 million and over	4.0%

Royalty Modification Table – Schedule B (2005 – 2009)

Annual Gross Sales for each Restaurant	Royalty Fee
Under $ 2 million	1.5%
$ 2.0 - $ 2.5 million	2.0%
$2.5 - $3.0 million	2.5%
$3.0 - $4.0 million	3.0%
$4.0 million and over	4.0%

3.                                       Modification of Franchise Fee.  Throughout the Term, the Franchise Fee, as that term is defined in the Development Agreement, for restaurants developed thereunder (“New Restaurants”) shall be reduced from Fifty Thousand dollars ($50,000) to Twenty Five Thousand dollars ($25,000).

4.                                       Modification of Royalty for New Restaurants.  The Royalty Fee for New Restaurants shall be two percent (2%) for the first twelve months of operation, regardless of annual gross sales.  Thereafter, for the balance of the Term, the Royalty Fee shall be as set forth in Paragraph 2 above. Following expiration or earlier termination of this Agreement, the Royalty Fee shall be as set forth in the respective Franchise Agreements.

5.                                       Performance of Development Obligations.

(a)                                  Franchisee acknowledges the requirement of Franchisee’s full and timely compliance with both the Preliminary Site Consent dates and the Open and Operating dates contained in the Development Schedule in Section 3.A. of the Development Agreement.  A reasonable denial of site consent by Friday’s, in accordance with the site approval procedures set forth in the Development Agreement, shall not be deemed to be an excuse of performance by Franchisee.  Time is of the essence with respect to each of the development obligations specified in the Development Agreement.

(b)                                 In the event that Franchisee fails to comply with any date set forth in the Development Schedule, then automatically commencing the month following such noncompliance, the Royalty Fees for the Restaurants and New Restaurants shall be as set forth in the respective Franchise Agreements (the “Original Royalty Fee”).  The Original Royalty Fees for all Restaurants and New Restaurants shall be paid by Franchisee until the first day of the month following the date on which Franchisee returns to full compliance with the Development Schedule, at which time the modified Royalty Fees as set forth in this Agreement shall be due and payable.

(c)                                  If at any time during the term of this Agreement Franchisee is not in compliance with the Development Schedule for more than three (3) restaurants, then automatically commencing the month following the noncompliance for the fourth restaurant the Original Royalty Fees for the Restaurants and New Restaurants as set forth in the respective Franchise Agreements shall be retroactively reinstated to January 1, 2004 (or the later applicable Commencement Date for New Restaurants) and any unpaid Royalty Fees (the “Unpaid Royalty Fees”) shall be immediately due and payable as set forth in Paragraph 8 below.  This Agreement shall automatically terminate upon the occurrence of such event.

6.                                       Sales Reporting Obligation.  No later than forty-five (45) days after December 31st of each year, Franchisee shall provide to Friday’s true and complete sales information for the Restaurants for the immediately preceding twelve month period.

7.                                       Default and Early Termination.  If Franchisee defaults under Section 10.01.A. of the Development Agreement or under Section 10.01.A. of the Development Agreement between Friday’s and Cornerstone Productions, Inc. (the “S.W. Development Agreement”), then upon notification by Friday’s the Original Royalty Fees for the Restaurants and New Restaurants as set forth in the respective Franchise Agreements shall be retroactively reinstated to January 1, 2004 (or the later applicable Commencement Date for New Restaurants) and any Unpaid Royalty Fees shall be immediately due and payable as set forth in Paragraph 8 below.  This Agreement shall automatically terminate upon such default.

8.                                       Repayment of Royalties Upon Default or Noncompliance With Development Schedule.  In the event of a termination of this Agreement pursuant to Paragraphs 5(c) or 7, the Unpaid Royalty Fees for each Restaurant and New Restaurant shall be paid to Friday’s in equal monthly payments over the same period of time in which the modified Royalty Fee applied. By way of illustration only, if the modified Royalty Fee applied for 36 months for a Restaurant, the Unpaid Royalty Fees would be payable to Friday’s in 36 equal monthly payments with the first monthly payment being due with the payment of Royalty Fees in the second month following (a) noncompliance with the Development Schedule as described in Paragraph 5(c), or (b) notification by Friday’s of a default and termination, in the case of Paragraph 7.  Failure to make a payment of Unpaid Royalty Fees shall be deemed a nonpayment of Royalty Fees under the respective Franchise Agreements and entitle Friday’s to exercise such rights and remedies as may be available under such Franchise Agreements.

9.                                       Repayment of Reduced Franchise Fee.  In the event of a default and termination of this Agreement, the Franchise Fee under the Development Agreement shall be retroactively reinstated to Fifty Thousand Dollars ($50,000) and the sum of Twenty Five Thousand Dollars ($25,000) shall be immediately due and payable for each New Restaurant opened during the Term as a repayment of the discounted portion of the reduced Franchise Fee.

10.                                 Penalty for Noncompliance with Development Obligations.  Following expiration or earlier termination of this Agreement, Franchisee shall pay Friday’s the sum of $250,000 for each of the first three (3) restaurants Franchisee has failed to construct pursuant to the terms of the Development Agreement (the “Penalty”).  In the event that Franchisee is obligated to pay the Penalty, Friday’s agrees that Franchisee will not be required to pay any Unpaid Royalty Fees as set forth in Paragraph 8 or the reduced Franchise Fee as set forth in Paragraph 9, if such amounts may otherwise be applicable.  The Penalty shall be paid by Franchisee to Friday’s over the course of one (1) year from the date of the expiration or termination of this Agreement, in equal monthly installments.  Franchisee’s failure to comply with the Development Schedule shall not incur the Penalty in the event and to the extent that Franchisee’s noncompliance results from acts of God or other causes (other than financial inability or insolvency) beyond Franchisee’s reasonable control.  In no event shall the total Penalty due by Franchisee to Friday’s exceed the sum of Unpaid Royalty Fees and discounted Franchise Fees.  Failure of Franchisee to pay the Penalty shall be deemed a material breach of the Franchise Agreements and entitle Friday’s to exercise such rights and remedies as may be available under such Franchise Agreements.  Notwithstanding the foregoing, in the event that following expiration or earlier termination of this Agreement it is determined that Franchisee has failed to construct four (4) or more restaurants in accordance with the terms of the Development Agreement, the Penalty shall not apply and the provisions of Paragraphs 5(c), 8 and 9 of this Agreement shall control.

11.                                 General Release by Franchisee.  Franchisee hereby releases Friday’s, its successors, predecessors, counsel, insurers, assigns, officers, directors, employees, representatives’ agents, parent company, affiliates and subsidiaries, past and present, of and from any and all claims, demands and causes of action whatsoever, however claimed to arise, which Franchisee has or may have by reason of any matter, cause or thing whatsoever arising out of or in connection with any Development Agreement, any Franchise Agreement, relationships or a course of dealing with Friday’s as a franchisor, the operation of any Restaurant or for any other cause or circumstance which existed prior to the date of this Agreement.

12.                                 Release by Friday’s.  Friday’s hereby releases Franchisee, its successors, predecessors, counsel, insurers, assigns, officers, directors, employees, representatives’ agents, parent company, affiliates and subsidiaries, past and present, of and from any and all claims, demands and causes of action whatsoever, however claimed to arise, which Friday’s has or may have by reason of any matter, cause or thing whatsoever arising out of or in connection with any Development Agreement, any Franchise Agreement, relationships or a course of dealing with Franchisee as a franchisee, the operation of any Restaurant or for any other cause or circumstance which existed prior to the date of this Agreement, except that this release shall not apply to any unpaid amounts due to Friday’s by Franchisee or its affiliates, including but not limited to royalty fees, trades, advertising contributions, purchasing fees and help desk support fees.

13.                                 Confidentiality.  The terms of this Agreement are confidential except to the extent disclosure is required by law.  No press release or other disclosure of this Agreement, or the terms and conditions hereof, shall be made without prior written consent of Friday’s.

14.                                 Cross Default of Agreements.  A default by Franchisee under this Agreement, the Development Agreement or the S.W. Development Agreement (including, for example, but not by way of limitation, the failure of Franchisee to submit to Friday’s the required sales information, the failure to make any payment when due or the failure of Franchisee to strictly comply with the terms of the Development Agreement), shall constitute a material default by Franchisee of this Agreement and the Development Agreement entitling Friday’s to terminate this Agreement, as well as exercise such rights and remedies as may be available to Friday’s under such Development Agreement.

15.                                 Miscellaneous Terms.

(a)                                  Paragraphs 8, 9, 10, 11, 12 and 14 shall survive the termination of this Agreement.

(b)                                 The provisions, representations, terms, conditions, covenants and agreements of the Franchise Agreements, as modified hereby, shall remain in full force and effect, enforceable in accordance with their terms.  This Agreement shall be binding upon the heirs, legal representatives, successors and assigns of the parties hereto, but shall constitute an amendment of the Franchise Agreements, Development Agreement and S.W. Development Agreement only for so long as this Agreement continues to be in effect.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above mentioned.

FRIDAY’S:

TGI FRIDAY’S INC.

By:	/s/ Leslie Sharman
Name:	Leslie Sharman
Title:	Sr. Vice President-General Counsel

FRANCHISEE:

MAIN ST. CALIFORNIA, INC.

By:	/s/ William G. Shrader
Name:	William G. Shrader
Title:	President & CEO

PRINCIPAL:

MAIN STREET AND MAIN INCORPORATED

By:	/s/ William G. Shrader
Name:	William G. Shrader
Title:	President & CEO

EXHIBIT A

Restaurant #1116; Long Beach.  Franchise Agreement dated August 22, 2000.

Restaurant #1902; San Diego.  Franchise Agreement dated December 22, 1993.

Restaurant #1903; Costa Mesa.  Franchise Agreement dated December 28, 1993.

Restaurant #1906; Santa Clarita.  Franchise Agreement dated December 28, 1993.

Restaurant #1907; Torrance.  Franchise Agreement dated December 28, 1993.

Restaurant #1908; La Jolla.  Franchise Agreement dated December 18, 1996.

Restaurant #1909; Palm Desert.  Franchise Agreement dated December 28, 1993.

Restaurant #1911; West Covina.  Franchise Agreement dated December 28, 1993.

Restaurant #1912; Orange.  Franchise Agreement dated December 28, 1993.

Restaurant #1913; Ontario.  Franchise Agreement dated December 28, 1993.

Restaurant #1915; Laguna Niguel.  Franchise Agreement dated December 28, 1993.

Restaurant #1917; San Bernardino.  Franchise Agreement dated December 28, 1993.

Restaurant #1918; Brea.  Franchise Agreement dated December 28, 1993.

Restaurant #1919; Riverside.  Franchise Agreement dated December 28, 1993.

Restaurant #1920; Rancho San Diego.  Franchise Agreement dated February 9, 1999.

Restaurant #1921; City of Industry.  Franchise Agreement dated February 9, 1999.

Restaurant #1940; San Diego.  Franchise Agreement dated December 28, 1993.

Restaurant #1941; Oxnard.  Franchise Agreement dated December 28, 1993.

Restaurant #1942; Rancho Santa Margarita.  Franchise Agreement dated December 20, 1995.

Restaurant #1943; Northridge.  Franchise Agreement dated November 6, 2001.

Restaurant #1945; Cerritos.  Franchise Agreement dated September 4, 1996.

Restaurant #1947; Temecula.  Franchise Agreement dated December 9, 1999.

Restaurant #1948; Yorba Linda.  Franchise Agreement dated November 16, 1999.

Restaurant #1949; Thousand Oaks.  Franchise Agreement dated March 13, 2000.

Restaurant #1950; San Diego.  Franchise Agreement dated October 8, 1998.

Restaurant #1951; Simi Valley.  Franchise Agreement dated September 17, 1999.

Restaurant #1952; Carlsbad.  Franchise Agreement dated November 1, 1999.